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                                  Exhibit 99.1



For Immediate Release                                               NEWS RELEASE
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                             Contact: Joseph C. Horvath, Chief Financial Officer
                                                    717-264-7161, Extension 4465


                     TB WOOD'S ANNOUNCES THE CLOSURE OF ITS
                  MANUFACTURING FACILITY IN TRENTON, TENNESSEE

            Chambersburg, PA, June 1, 2004 - TB Wood's Corporation (NASDAQ:
TBWC) today announced the decision to close its manufacturing facility located in Trenton, Tennessee. In a restructuring designed to maintain the company's long-term competitive position, the work from the Trenton facility will be consolidated into four existing TB Wood's plants. The company expects to begin moving equipment within 60 days and to cease all operations in Trenton by the end of this year.

            According to Willard C. Macfarland, General Manager of the company's Mechanical Division, "The decision to close the Trenton Plant did not come easily. The plant and its dedicated employees have been an important part of our operations for more than 20 years. We very much regret the impact this will have on our Trenton associates and will work hard to assist them during this transition." The Trenton plant currently employs 78 people.

            TB Wood's (www.tbwoods.com) is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products, which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates production facilities in the United States, Mexico, Germany, Italy and India.

            This press release contains statements that are forward looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company's expectations and assumptions. These expectations and assumptions, as well as the Company's future performance are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various of the Company's documents filed with the SEC.